Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY'S 2015 LOSS DEVELOPMENT TRIANGLES

Pembroke, Bermuda, June 1, 2016 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that it will publish the Company's 2015 Loss Development Triangles before the financial markets open on June 6, 2016. A copy of this document will be available in the Investor Relations section of the Company's website, www.axiscapital.com.

The data will be presented as of December 31, 2015 on an accident-year basis and will include paid, incurred and ultimate losses on a net and gross basis, together with development triangles for paid, incurred and ultimate losses on a gross basis. The information for the development triangles will be provided for 11 reserving classes of business that fall under the Company's two reportable segments, Insurance and Reinsurance.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at March 31, 2016 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor's and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/23I7uaE

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com